UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2007

THE AMACORE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27889	59-3206480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 North Westshore Boulevard, Suite 512, Tampa Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 289-5552

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 2.01.  Completion of Acquisition or Disposition of Assets.
Item 3.02.  Unregistered Sale of Equity Securities.

On October 9, 2007, we completed the acquisition of 100% ownership of LifeGuard Benefit Services, Inc., a Texas corporation, through a stock-for-stock merger between LifeGuard and our wholly owned subsidiary, LBS Acquisition Corp.  In consideration for the merger we issued 2.469771 shares of our common stock with a deemed value of $5 per share for each share of outstanding LifeGuard common stock.

LifeGuard offers specialized healthcare benefits supported by a comprehensive administrative and service platform designed to provide turnkey solutions for its customers. LifeGuard also offers membership programs that provide access to healthcare providers, and aims to preserve the doctor-patient relationship, similar in concept to our Smarthealth Plus and Smarthealth Premier programs.  LifeGuard’s current distribution channels include direct call center relationships, employer groups, agent distribution and the wholesale market.  Through these channels LifeGuard provides insured and non-insured health benefits along with its services to over 1.5 million families.

The Agreement and Plan of Merger provides that:

•
In the event the average trading price of our common stock over the 30-day period preceding the 18 month anniversary of the closing of the merger  is less than $5.00 but not less than $1.50, we will be required to issue additional shares of common stock to the LifeGuard  stockholders so that the aggregate market value of the  shares issued pursuant to the merger plus such additional shares, if any, amounts to $12,348,885 as of the date 18 months after closing, based on the average trading price.

•
In the event the average trading price of our common stock over the 30-day period preceding the date 18 months after closing is less than $1.50, at our option, we may either (i) issue the LifeGuard  stockholders additional shares of common stock as provided above, or (ii) unwind the merger by transferring to LifeGuard stockholders all of the outstanding shares of capital stock of LifeGuard .  In the event we elect to unwind the merger, the LifeGuard stockholders will be required to transfer 80% of the shares issued pursuant to the merger back to us.

•
We agreed to pay $320,139 of LifeGuard’s liabilities on the closing of the merger, an additional $1,139,701 of LifeGuard’s liabilities over a 30 day period and $312,722 of LifeGuard’s liabilities over a 90 day period following the closing of the merger.

•
In accordance with the provisions of the Agreement and Plan of Merger, and pursuant to the terms of an Escrow Agreement among us, a representative of the LifeGuard stockholders and an escrow agent, all of the shares issued pursuant to the merger will be held in escrow by the escrow agent for a period of 18 months following the closing of the merger to satisfy any indemnification claims we may have under the Agreement and Plan of Merger relating to (i) breaches of representations, warranties, covenants and agreements, (ii) certain taxes and (iii) undisclosed liabilities.

The shares of common stock were issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

The foregoing description of the terms and conditions of the Agreement and Plan of Merger is qualified in its entirety, and made subject to the more complete information set forth in the Agreement and Plan of Merger and the Addendum to the Agreement and Plan of Merger, included as Exhibits 2.1 and 2.2, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The required financial statements will be filed in an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial.

The required pro forma financial information will be filed in an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed.

(d)	Exhibits.

Exhibit 2.1	Agreement and Plan of Merger between the Company, LifeGuard Benefit Services, Inc. and LBS Acquisition Corp., dated October 5, 2007 (filed herewith).

Exhibit 2.2	Addendum to Agreement and Plan of Merger between the Company, LifeGuard Benefit Services, Inc. and LBS Acquisition Corp., dated October 9, 2007 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 12, 2007

THE AMACORE GROUP, INC.

By:	/s/ Clark A. Marcus
Name: Clark A. Marcus
Title: Chief Executive Officer